UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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MEDICAL PROPERTIES TRUST, INC.

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Medical Properties Trust, Inc.

Annual Meeting of Stockholders

May 23, 2013

Supplemental Information Regarding Proposal Three (Advisory Vote on Executive Compensation)

At the 2013 annual meeting for Medical Properties Trust, Inc. (the “Company”), stockholders will be asked to cast a vote on the Company’s advisory vote on executive compensation proposal (or as more commonly known “Say-on-Pay”). Two proxy advisory firms have issued recommendations with respect to these votes. Glass Lewis & Co. has recommended stockholders vote “for” the Company’s Say-on-Pay proposal, and Institutional Shareholder Services (ISS) has recommended a vote “against”. This supplemental information has been prepared by the Company to respond to ISS’ flawed analysis and recommendations and to explain why we think it is appropriate for you to support our Advisory Vote on Executive Compensation – Proposal 3.

Superior Stockholder Return Performance

We are committed to directly aligning our compensation with the value we deliver to our stockholders. Thus, our pay-for-performance-based compensation has been directly linked to the Company’s superior stockholder returns.

•	Our TSR has been consistently strong in terms of absolute and relative performance including the following returns as of December 31, 2012:

	One-Year (2012)	Two-Year	Three-Year	Five- Year	Since IPO
SNL Equity REIT Index	20.23%	30.25%	67.86%	37.26%	61.70%
Our Peer Group Average	23.38%	17.30%	42.19%	31.31%	65.44%
Medical Properties Trust, Inc.	31.17%	28.96%	50.86%	85.09%	118.67%
Rank within Our Peer Group	72nd percentile	72nd percentile	59th percentile	76th percentile	69th percentile

•

The Company has generated superior stockholder value over the short- and long-term, and our CEO’s compensation (89% of which reflected performance-based elements in 2012 as illustrated in detail on page 24 of our proxy statement) is closely tied to Company performance.

Flaws in ISS’ Analysis of Our Compensation Program

Our compensation program for 2012 is consistent with the program for prior years. (Accordingly it is not a “new add-on” as the ISS report claims). Our 2012 compensation did result in higher dollar amounts as a result of our strong operational and TSR performance which our compensation program is designed to reward. Historically, ISS has been supportive of our compensation structure, in particular the fact that the majority of our compensation reflects performance-based elements. In fact, ISS recommends a FOR vote with respect to proposal number 4 a new and longer Equity Incentive Plan, “.... given that over 75% of the grants in the past three years are vigorously performance based.” We have utilized the same four-pronged compensation structure in 2012 that we have used in prior years, which is comprised of: (i) base salary, (ii) annual formulaic cash bonus, tied to achievement of pre-set performance objectives (iii) annual grants of restricted stock (both time- and performance-based awards), and (iv) the Long-Term Incentive Performance Plan (LTIP). Only the base salary component, the smallest of all four, is not subject to the Company’s achievement of performance criteria. Despite this fact, ISS unfairly criticized certain performance-based elements.

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Flawed Analysis of Our Annual Incentive Awards Program. ISS’s report states that the “CEO’s annual incentive award increased with payout well-above target, while goals are unclear and significantly based on consummation of acquisitions.” We strongly disagree with this statement. Our goals are very clearly defined and described on page 29 and 30 of our proxy statement, including the policy that such goals are established by the Committee and discussed with the NEO’s early in the fiscal year. For 2012, our performance goals included the completion of certain transformative transactions, including Ernest Health, Inc., which increased our total assets by 25% and was immediately and strongly accretive to earnings. Thus, we believe that rewarding executives for the successful completion and integration of Ernest and other acquisitions was highly appropriate. Further, the increased payout for this year was a direct result of our formulaic pay-for-performance bonus structure which remained unchanged in 2012 in terms of payout opportunities, and our record beating performance in 2012 that is evidenced by the following achievements:

•	27% increase in normalized FFO per share (which was accomplished through immediately accretive acquisitions);

•	290% increase in net income to $0.67 per diluted share from $0.23 per diluted share; and

•	31% total stockholder return (TSR) in 2012, which placed the Company at the 72nd percentile of our executive compensation peer group.

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Flawed Analysis of Our Long-Term Incentive Plan. ISS also criticizes our long-term incentive (LTI) plan structure due to “significant equity awards resulting from two equity incentive programs.” This statement is contradictory to previous ISS evaluations of our executive compensation program, which have included praise of our LTI program and its performance-based structure with “rigorous performance targets.” We have employed the same dual LTI structure for several years that includes: (a) an annual stock grant based on a 50/50 allocation between time and performance-based vesting stock, plus (b) an annual, superior performance LTIP program that only rewards executives over a three-term period for sustained market-beating TSR performance (which does not represent a new program). Our LTI plan structure is reflective of our pay-for-performance philosophy based on the following highlights:

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Our CEO’s LTI value increased by 10% in 2012, which we believe is appropriate in light of the 31% return generated for our stockholders in 2012. Further, such 10% increase solely reflects the grant date value of the awards, which may be meaningfully different from the value realized by our CEO due to the significant portion subject to the achievement of future TSR targets.

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Approximately 62% of the aggregate LTI granted to our CEO represents performance-based vesting stock that is at-risk and contingent upon the achievement of future TSR targets, with the remaining 35% reflecting time-based vesting stock.

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For performance-based vesting stock granted in 2013, executives have a mandatory 2-year holding period following the vesting of the awards in an effort to further align the executives’ and stockholders’ interests over a longer-term period.

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As of December 31, 2012, only 32% of the performance-based vesting stock granted to the CEO since 2006 has actually been earned, while 14% has been forfeited and 54% remains outstanding and subject to forfeiture if the respective TSR targets are not achieved. Despite the Company’s superior TSR performance, 14% of the shares granted to Mr. Aldag have been forfeited as a result of the Company’s pay-for-performance structure that requires exceptional, above-market returns for the executive to fully realize 100% of the performance-based vesting stock. However, proxy disclosure rules require that we include 100% of the grant date award in the summary compensation table even if an NEO does not actually earn any of the awards.

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Flawed Peer Group Composition. ISS’ peer group is based on a strictly formulaic selection process that does not take into account important relevant qualitative factors, which resulted in a significant number of peer group companies being materially unrelated and not comparable to Medical Properties Trust, Inc. The ISS peer group only includes 4 healthcare REITs out of its 18 company peer group (or less than 25%) and has mostly companies whose business model and executives are not directly comparable to us, such as self-storage REITs, shopping center REITs, etc.

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ISS’ peer group is also comprised of certain REITs that are particularly inappropriate as they pay their NEOs zero dollars or relatively nominal amounts, which results in a highly distortive compensation comparison, including:

•	Mission West Properties which was fully liquidated in December 2012 and will not even file 2012 compensation data for its executive officers;

•	Externally-managed REITs, such as Government Properties Income Trust, that do not directly compensate their NEOs and instead pay management fees to an external advisors; and

•	Select other REITs that have unique circumstances and unique pay structures like Franklin Street Properties Corporation that only pays their CEO a base salary, which in 2012 was $225,000.

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Conversely, Glass Lewis & Co. used an Equilar-based peer group that was comprised mostly of healthcare REITs and thus, its peer group significantly overlaps the Company’s executive compensation peer group with the exception of two REITs that were included in the Glass Lewis peer group and not in ours. As a result, Glass Lewis recommended that our shareholders vote FOR the say on pay proposal.

•	We believe that if ISS had utilized our peer group or one that was more similar, we would have received a low concern under the ISS pay-for-performance evaluation.

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Corporate Governance-Related Compensation Policies and a Policy Regarding the Margin and Other Pledging of MPW Shares. The Company has also worked hard to ensure that our compensation program includes stockholder-friendly governance features, including a clawback policy beyond the SOX requirement, an anti-hedging policy, a pledging policy, robust equity ownership requirements for our NEOs and directors, and a mandatory 2-year holding period subsequent to the vesting of the 2013 performance-based stock awards. Moreover, there have been no amendments to the change in control provisions of our NEO’s employment contracts since the NEO’s relinquished virtually all of their stock ownership in return for the contracts in 2004.

Conclusion

As detailed above, the Company believes strongly that its executive compensation arrangements are appropriate and firmly align our executives’ interests with those of our stockholders. We appreciate your time and consideration on these matters and ask that you support the Board of Directors’ unanimous recommendation and vote “FOR” Proposal Three at our annual meeting.